Exhibit 99.1

NightFood® Initiates Uplisting to OTCQB

TARRYTOWN, NY, November 21, 2016 (MARKETWIRED) -- NightFood Holdings, Inc. (OTC: NGTF), a fully reporting “better-for-you” snack company, today announced that it has begun the application process for an up-list of its common stock to the OTCQB® Venture Marketplace.

Unlike the OTC PINK, the OTCQB is considered by the Securities and Exchange Commission (SEC) to be an "established public market" for the purpose of determining the public market price when registering securities for resale with the SEC.

Because the OTCQB increases transparency, reporting standards, management certification and compliance requirements, this can result in greater liquidity and awareness for companies that reach the OTCQB tier.

“Evaluating our current opportunities, we think now is the right time to begin this process,” stated NightFood CEO Sean Folkson. “It’s widely accepted that moving off of the ‘pinks’, and trading on the QB, can contribute to greater trading liquidity, broader awareness and acceptance among broker dealers, and result in an expansion of our shareholder base, enhancing shareholder value.”

"Our focus is on on building solid and profitable core businesses and brands that will deliver long-term shareholder value. We believe this uplisting will enhance investor accessibility, and serve as a stepping stone to possible future uplisting on the NASDAQ or NYSE as we continue on our path," continued Mr. Folkson.

About Nightfood:

NightFood (OTC: NGTF), “The Nighttime Snack Company”, is a snack food company dedicated to providing consumers delicious, better-for-you choices for evening snacking. NightFood is the first company to create products to address the unique nutritional needs consumers have at night. NightFood creates, manufactures, and distributes products to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. For more information, visit www.nightfood.com.

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Peter Leighton
888-888-6444, x5

Investor Contact:
Sean Folkson

888-888-6444, x4